Exhibit 15.1

[Maples and Calder (Hong Kong) LLP Letterhead]

Baidu, Inc.

Baidu Campus

No. 10 Shangdi 10th Street

Haidian District, Beijing 100085

The People’s Republic of China

28 March 2022

Dear Sirs

Baidu, Inc.

We consent to the reference to our firm under the heading “Item 10.E. Additional Information—Taxation—Cayman Islands Tax Considerations” and “Item 16G. Corporate Governance” in Baidu Inc.’s Annual Report on Form 20-F for the year ended 31 December 2021 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of March 2022, and further consent to the incorporation by reference into the Registration Statement (Form S-8 No. 333-129374) pertaining to Baidu, Inc.’s 2000 Option Plan, Registration Statement (Form S-8 No. 333-158678) pertaining to Baidu, Inc.’s 2008 Share Incentive Plan, Registration Statement (Form S-8 No. 333-232429) pertaining to Baidu Inc.’s 2018 Share Incentive Plan, Registration Statement (Form F-3 No. 333-249314), and Registration Statement (Form F-3 No. 333-254035) of Baidu, Inc. of the summary of our opinion under the heading “Item 10.E. Additional Information—Taxation—Cayman Islands Tax Considerations” and “Item 16G. Corporate Governance” in the Annual Report. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP